UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
_____________________________________________

Date of Report (Date of earliest event reported)             May 31, 2007

TELTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-17893	59-2937938
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2150 WHITFIELD INDUSTRIAL WAY, SARASOTA, FLORIDA	34243

(Address of principal executive offices)	(zip code)

Registrant's telephone number, including area code                 (941) 753-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 1.02	Termination of A Material Definitive Agreement

On May 31, 2007, the Registrant entered into a Credit Agreement (“Agreement”) with Wells Fargo Foothill, Inc. of Santa Monica, California (“Lender”) under which the Registrant: (i) established a revolving credit facility in a maximum principal amount up to $6,000,000 (“Revolving Credit Facility”) and (ii) received a five year term-loan in the maximum principal amount of $5,842,000 (“Term Loan”).  Advances under the Revolving Credit Facility are subject to availability based upon percentages of eligible receivables and eligible inventory in accordance with a borrowing base formula defined in the Agreement.  The Term Loan and the Revolving Credit Facility bear interest at an annual rate of Prime Rate plus 2%.  Principal payments under the Term Loan are payable in 60 monthly installments subject to mandatory prepayments in certain events.  The obligations of the Registrant under the Agreement are secured by a first lien and security interest in all of the Registrant’s assets, including the pledge of all of the Registrant’s ownership in its subsidiaries.  Approximately $6,400,000 of the proceeds made available by the Lender to the Registrant under the Agreement were utilized to satisfy the Registrant’s monetary obligations to Capital Source Finance, LLC.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits:

10.1
Credit Agreement by and among Teltronics, Inc. as Borrower, The Lenders that are Signatories hereto as the Lenders, and Wells Fargo Foothill, Inc. as the Arranger and Administrative Agent Dated as of May 31, 2007.

10.2	Security Agreement Dated May 31, 2007.
99	Press Release dated June 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

TELTRONICS, INC. (Registrant)
Date: June 4, 2007	By:	/s/ Russell R. Lee III
Russell R. Lee III
Vice President Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Credit Agreement by and among Teltronics, Inc. as Borrower, The Lenders that are Signatories hereto as the Lenders, and Wells Fargo Foothill, Inc. as the Arranger and Administrative Agent Dated as of May 31, 2007.

10.2	Security Agreement Dated May 31, 2007.
99	Press Release issued by Teltronics, Inc. dated June 4, 2007.